UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 13, 2012

LIMELIGHT NETWORKS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33508	20-1677033
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

222 South Mill Avenue, 8th Floor

Tempe, AZ 85281

(Address, including zip code, of principal executive offices)

(602) 850-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 3, 2012, Limelight Networks, Inc. (the “Company”) issued a press release announcing a major milestone in its strategic partnership with Gaikai Inc. In recognition of this major milestone, on July 13, 2012, the Compensation Committee (the “Committee”) of the Company approved a supplemental allocation of $500,000 to the 2012 Management Bonus Plan (the “Plan”). This amount will be added to the total bonus amount calculated under the Plan and will be paid in 2013 to Plan participants, including the Company’s named executive officers. Assuming the target level of performance under the Plan is achieved, this supplemental allocation would constitute an approximately 16 percent increase in the bonus pool, and correlatively each Plan participant’s target bonus amount. Also on July 13, 2012, the Committee approved special recognition cash bonuses to individuals who were instrumental in the establishment, maintenance and success of the Gaikai transaction and relationship, including $95,000 to Jeff Lunsford, $20,000 to Nathan Raciborski, $17,500 to Douglas Lindroth and $17,500 to Philip Maynard, each a named executive officer of the Company. Both of these arrangements are subject to the closing of Sony’s acquisition of Gaikai Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMELIGHT NETWORKS, INC.

Date: July 19, 2012	By:	/s/ Philip C. Maynard
Philip C. Maynard
Senior Vice President, Chief Legal Officer & Secretary